Exhibit 99.1

TOYS“R”US, INC. ANNOUNCES FINANCIAL PERFORMANCE FOR 2009 SECOND QUARTER

Net Income Increases to $27 Million in 2009 Second Quarter from $13 Million in 2008 Second Quarter

WAYNE, NJ (September 4, 2009) – Toys“R”Us, Inc. today reported results for its second quarter beginning May 3, 2009 and ending August 1, 2009.

Consolidated Financial Results

Net earnings increased to $27 million for the second quarter of fiscal 2009, compared to $13 million for the second quarter of fiscal 2008. Operating earnings increased to $86 million for the second quarter of fiscal 2009, compared to $79 million for the second quarter of fiscal 2008.

“We are pleased with our performance for the first half of this year and believe our results clearly demonstrate that we can successfully operate and achieve results in any economic environment. Our second quarter results delivered on our expectations, and the team did a great job growing margin rate while managing expenses,” said Jerry Storch, Chairman and CEO, Toys“R”Us, Inc.

“At the same time, we remain aggressive in positioning the company for long-term growth and increasing our market share as the leading specialty toy and baby products retailer. In the second quarter, we announced the acquisition of the legendary FAO Schwarz. This followed our first quarter strategic acquisitions of eToys.com, babyuniverse.com, ePregnancy.com and Toys.com. And, just this week, we added KB Toys to our growing portfolio of family-friendly brands.”

“We continue to make prudent capital investments to expand our business, domestically and around the world. During the second quarter, we added two “R” Superstores and completed nine side-by-side store conversions in the U.S. We also opened four new Toys“R”Us stores internationally,” continued Mr. Storch.

Net sales during the second quarter of fiscal 2009 were $2.567 billion, compared to $2.771 billion for the second quarter of fiscal 2008. Foreign currency translation contributed to $59 million of this decrease. Comparable store net sales decreased by 7.2% and 3.9% in the second quarter of fiscal 2009 for our Domestic and International segments, respectively. The majority of the decline in net sales was in the entertainment products category, specifically video game hardware and software, driven by the industry-wide weakness of those businesses.

Higher-margin products sold much better than lower-margin video games. This is reflected in the improved gross margin rate of 37.0%, which represents an increase from 36.6% in the second quarter of fiscal 2008. SG&A expense for the quarter decreased by 6.4%, or $57 million. The favorable SG&A comparison benefited from $22 million related to foreign currency translation.

Other income increased to $64 million in the second quarter of fiscal 2009, compared to $53 million in the second quarter of the prior year. The second quarter of fiscal 2009 included a $51 million gain from a litigation settlement with Amazon.com, and the second quarter of fiscal 2008 included a $39 million gain on the liquidation of our Hong Kong subsidiary.

Adjusted EBITDA for the second quarter of fiscal 2009 was $145 million, compared to $147 million in the second quarter of fiscal 2008. A detailed description and reconciliation of EBITDA and adjusted EBITDA are set forth at the end of this press release.

Interest rates on borrowings were down for the second quarter compared to the same period in fiscal 2008. The increase in net interest expense to $115 million compared to $96 million in the second quarter of fiscal 2008 was driven by changes in the fair value of derivatives which do not qualify for hedge accounting and the write-off of deferred fees related to the repayment of the company’s unsecured credit agreement. Income tax benefit increased by $28 million, which was primarily attributable to the reversal of deferred tax liabilities associated with undistributed earnings of one of our non-U.S. subsidiaries that are now considered to be invested indefinitely.

Storch continued, “During this quarter, we were very pleased to have completed both the $950 million senior unsecured note offering and the extension of our secured revolving credit facility. The execution of these two transactions has well positioned us to address our remaining obligations that mature in the future.”

The company ended the second quarter of fiscal 2009 with cash and unused credit lines of approximately $1.543 billion, including approximately $98 million that was available to its Japan subsidiary. Long-term debt was lowered by $409 million to $5.496 billion at the end of the second quarter of fiscal 2009 compared to the second quarter of fiscal 2008, primarily due to the pay down and refinancing of the company’s $1.3 billion unsecured credit agreement. Capital spending for the quarter decreased $82 million to $93 million, as the company has taken, and continues to take, steps to moderate capital spending prudently in this economic environment. Total inventory at the end of the second quarter was down $29 million or 1.3%, compared to the same period in fiscal 2008.

Financial Results by Segment

Domestic

Net sales for the segment during the second quarter of fiscal 2009 were $1.576 billion, compared to $1.686 billion for the second quarter of fiscal 2008. Comparable store net sales for the Domestic segment decreased 7.2% in the second quarter of fiscal 2009. New and converted store formats performed well and drove sales, providing good returns on capital investments. The consumables business performed very well, and core toy and learning sales performed better than other categories. Driving the decrease in net sales were weaknesses in video game hardware and software, along with the seasonal business, apparel, baby gear, bedding and wooden furniture. Gross margin as a percent of net sales was 36.7% in the second quarter of fiscal 2009, up from 35.9% during the same period in fiscal 2008. The increase in gross margin, as a percentage of net sales, resulted primarily from improvements in product mix and a reduction in the use of clearance pricing within the apparel category.

International

Net sales for the segment during the second quarter of fiscal 2009 were $991 million, compared to $1.085 billion for the second quarter of fiscal 2008. For the second quarter of fiscal 2009, the International segment reported a decrease in comparable store net sales of 3.9%, driven primarily by decreases in the entertainment products category, largely attributable to a decrease in sales of video game hardware and software. Gross margin as a percent of net sales declined by one-tenth of a percent over the same period last year.

Further information regarding the company’s financial performance in the second quarter of fiscal 2009 is presented in its Interim Report on Form 10-Q, which was filed with the Securities and Exchange Commission on September 4, 2009.

About Toys“R”Us, Inc.

Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. It currently sells merchandise in more than 1,550 stores, including 847 Toys“R”Us and Babies“R”Us stores in the United States, and more than 700 international stores in 33 countries, consisting of both licensed and franchised stores. In addition, it sells extraordinary toys in two FAO Schwarz stores in the United States. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and babyuniverse.com, it provides shoppers with an unparalleled online selection of distinctive toy and baby products. In addition, the company operates ePregnancy.com, an online resource for parents. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs nearly 70,000 associates worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need.

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends. These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

# # #

For more information please contact:

Kathleen Waugh

Phone:	973-617-5888
646-366-8823
Email:	waughk@toysrus.com

Condensed Consolidated Statements of Operations

Unaudited

	13 Weeks Ended		26 Weeks Ended
(In millions)	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Net sales	$2,567	$2,771	$5,044	$5,490
Cost of sales	1,616	1,757	3,203	3,499

Gross margin	951	1,014	1,841	1,991

Selling, general and administrative expenses	828	885	1,616	1,780
Depreciation and amortization	101	103	194	203
Other income, net	(64)	(53)	(76)	(73)

Total operating expenses	865	935	1,734	1,910

Operating earnings	86	79	107	81
Interest expense	(117)	(100)	(211)	(200)
Interest income	2	4	4	11

Loss before income taxes	(29)	(17)	(100)	(108)
Income tax benefit	54	26	85	70

Net earnings (loss)	25	9	(15)	(38)
Less: Net loss attributable to noncontrolling interest	2	4	7	15

Net earnings (loss) attributable to Toys “R” Us, Inc.	$27	$13	$(8)	$(23)

Condensed Consolidated Balance Sheets

Unaudited

(In millions)	August 1, 2009	January 31, 2009	August 2, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$149	$783	$387
Accounts and other receivables	249	251	155
Merchandise inventories	2,164	1,781	2,193
Current deferred tax assets	82	84	80
Prepaid expenses and other current assets	160	124	162

Total current assets	2,804	3,023	2,977
Property and equipment, net	4,181	4,187	4,346
Goodwill, net	379	380	366
Deferred tax assets	236	180	193
Restricted cash	76	193	132
Other assets	496	448	459

	$8,172	$8,411	$8,473

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$36	$—	$82
Accounts payable	1,208	1,412	1,301
Accrued expenses and other current liabilities	780	847	836
Income taxes payable	28	49	34
Current portion of long-term debt	33	98	26

Total current liabilities	2,085	2,406	2,279
Long-term debt	5,496	5,447	5,905
Deferred tax liabilities	55	78	21
Deferred rent liabilities	269	260	265
Other non-current liabilities	372	372	337
Toys “R” Us, Inc. stockholders’ deficit	(214)	(274)	(432)
Noncontrolling interest	109	122	98

Total stockholders’ deficit	(105)	(152)	(334)

	$8,172	$8,411	$8,473

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA

EBITDA and adjusted EBITDA are calculated as set forth in the table below.

Adjusted EBITDA, a supplemental non-GAAP financial measure, is used by the company to assess our operating performance as well as develop internal performance targets to determine its non-equity incentive plan compensation, and, as such, is considered an important measure of the company’s financial performance. We believe this supplemental non-GAAP financial measure is useful to management in evaluating our overall business because the items excluded in calculating adjusted EBITDA have little or no bearing on our day-to-day operating performance.

In addition, investors or prospective investors of the company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, the company’s GAAP financial data. The company understands that these investors use EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance. The company does not, and investors should not, place undue reliance on EBITDA or adjusted EBITDA as measures of operating performance.

A reconciliation of net loss attributable to Toys”R”Us, Inc. to EBITDA and adjusted EBITDA for the second quarters of fiscal 2009 and 2008 is as follows:

	13 Weeks Ended
(In millions)	August 1, 2009	August 2, 2008
Net earnings attributable to Toys “R” Us, Inc.	$27	$13

Add:
Interest expense	117	100
Interest income	(2)	(4)
Income tax benefit	(54)	(26)
Depreciation and amortization	101	103

EBITDA (a)	189	186

Adjustments:
Sponsor management and advisory fees	4	4
Impairment losses on long-lived assets	5	—
Gain on settlement of litigation	(51)	—
Noncontrolling interest (b)	(5)	(6)
Foreign currency translation (c)	(3)	—
Gain on liquidation of foreign subsidiary	—	(39)
Other (d)	6	2

Adjusted EBITDA—Consolidated (e)	$145	$147

(a)	Foreign currency translation contributed to a $5 million decrease in EBITDA for the thirteen weeks ended August 1, 2009, when compared to the same period in fiscal 2008.
(b)	The adjustments represent the elimination of the noncontrolling interest in the adjusted EBITDA of Toys- Japan.
(c)	Represents the difference between budgeted foreign translation rates which were set as last year’s period-end rates and the actual translation impact on our results of operations. The functional currencies of our foreign subsidiaries are their respective local currencies. The operating results of our subsidiaries are translated into U.S. dollars using the average exchange rates.
(d)	Represents miscellaneous other charges consisting primarily of restructuring and store closing costs which are not individually significant for separate disclosure.
(e)	Adjusted EBITDA is defined as EBITDA (earnings (loss) before interest income (expense), provision for income taxes, depreciation and amortization), as further adjusted to exclude the effects of certain period charges and gains or losses that management believes is not indicative of the company’s actual performance, including, among others, changes in foreign currency, noncontrolling interest, gains or losses on liquidations of subsidiaries or sales of properties, asset impairments and accounting changes. Although the nature of many of these period charges and gains or losses is recurring, we have historically excluded such impact from internal performance assessments.